Exhibit 99

Media Contacts: Mary Eshet 704.383.7777 Christy Phillips-Brown 704.383.8178 Investor Contacts: Alice Lehman 704.374.4139 Ellen Taylor 212.214.1904

Press Release Monday, Sept. 29, 2008 WACHOVIA ANNOUNCES BANK SUBSIDARY DIVESTITURES TO CITIGROUP Wachovia Corporation to become a focused leader in retail brokerage and asset management.

CHARLOTTE, N.C. –Wachovia today announced intentions to sell its retail bank, corporate and investment bank and wealth management businesses to Citigroup. Wachovia Corporation will remain a public company with two main operating subsidiaries: Wachovia Securities, the nation’s third largest brokerage firm, and Evergreen Asset Management, a leading provider of asset management services.

“During recent weeks, the financial landscape has changed significantly and presented us with unprecedented challenges,” said Robert K. Steel, CEO and President of Wachovia. “Today’s announcement is the best alternative for the company, enabling a resolution on the Golden West portfolio.”

Under terms of the transaction, Citigroup will pay $2.1 billion to Wachovia and assume the senior and subordinated debt of Wachovia Corporation.

The transaction is expected to close before year-end. It has been approved by directors of both companies and is subject to shareholder approval of Wachovia and the appropriate regulatory approvals.

Customers of both companies should continue banking as usual, and feel confident that their deposits are secure. Also, employees and vendors should continue to operate business as usual.

At this time, there are no changes to Wachovia’s board of directors and two Wachovia directors will join Citigroup’s board.

Wachovia Corp. will remain headquartered in Charlotte, N.C. Wachovia Securities will continue to be headquartered in St. Louis, MO. Citigroup will headquarter the retail bank in Charlotte and the investment bank in New York.

Wachovia’s investment bankers were Goldman Sachs, Perella Weinberg Partners and Wachovia Securities, and its legal advisors are Sullivan & Cromwell and Simpson Thacher & Bartlett.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $812.4 billion and market capitalization of $33.5 billion at June 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.